CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED,
OF AMERICAN BITCOIN CORP.

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Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

_________________________________________

American Bitcoin Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 3, 2018, under the name MTech Acquisition Holdings Inc. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on June 17, 2019 (the “First Amended and Restated Certificate”), under the name Akerna Corp. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on September 2, 2025, under the name Gryphon Digital Mining, Inc. (as amended, the “Second Amended and Restated Certificate”) and a Certificate of Amendment to the Second Amended and Restated Certificate was filed with the Delaware Secretary on September 3, 2025, which included a provision to change the Corporation’s name to American Bitcoin Corp.

SECOND. “Upon the effective time of the filing (the “Effective Time”) of this Certificate of Amendment to the Second Amended and Restated Certificate (the “Certificate of Amendment”), and without any further action of the Corporation or any stockholder of the Corporation, each fifteen (15) shares of the Corporation’s Class A Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Class A Common Stock, each fifteen (15) shares of the Corporation’s Class B Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Class B Common Stock, and each fifteen (15) shares of the Corporation’s Class C Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Class C Common Stock, each subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued at the Effective Time and, in lieu thereof, the Corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders who would have been entitled to a fractional share shall be entitled to receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale, net of any brokerage costs incurred by the transfer agent to sell such stock. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented by shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock, as applicable, that were issued and outstanding shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of whole shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock, as applicable, into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and combined; provided, however, that each stockholder of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new book-entry position evidencing and representing the number of whole shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock, as applicable, after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined.”

THIRD. This Certificate of Amendment was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 2nd day of July, 2026.

AMERICAN BITCOIN CORP.

By: /s/ Matt Prusak
Name: Matt Prusak
Title: President